                                                                     EXHIBIT 11

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNT)

                                                                                                      REORGANIZED COMPANY
                                                                                               ---------------------------------
                                                                                                THREE MONTHS        NINE MONTHS
                                                                                                   ENDED               ENDED
                                                                                               SEPTEMBER 30,       SEPTEMBER 30,
                                                                                                   1996                1996
                                                                                               -------------       -------------
Adjustments to Net Income (loss)
Loss before extraordinary items.............................................................     $ (6,905)           $(18,750)
Preferred stock dividend requirements.......................................................       (3,869)            (12,680)
Special dividend requirement relating to redemption of 12% Preferred Stock..................           --             (20,001)
                                                                                                 --------            --------
Loss before extraordinary items applicable to common stock for primary calculation..........      (10,774)            (51,431)
Extraordinary item..........................................................................       (7,420)             (7,420)
                                                                                                 --------            --------
Net loss applicable to common stock for primary calculation.................................      (18,194)            (58,851)

Fully diluted adjustment--dividend requirements on 8% Preferred Stock assumed to be
  converted.................................................................................        3,869               8,137
                                                                                                 --------            --------
Net loss applicable to common stock for fully diluted calculation...........................     $(14,325)           $(50,714)
                                                                                                 ========            ========
Adjustments to Outstanding Shares:
    Average number of shares of common stock<F1>............................................       45,082              43,169
    Primary Adjustments
        Incremental shares associated with the assumed exercise of options and
          warrants<F2>......................................................................        1,143               1,438
                                                                                                 --------            --------
    Total average number of common and common equivalent shares used for primary
      calculation...........................................................................       46,225              44,607
                                                                                                 ========            ========
    Average number of shares of common stock<F1>............................................       45,082              43,169
    Fully Diluted Adjustments
    Incremental shares associated with the assumed exercise of options and warrants<F2>.....        1,143               1,438
      Common shares assumed to be issued upon conversion of 8% Preferred Stock..............        9,544               6,696
                                                                                                 --------            --------
    Total average number of common and common equivalent shares for fully diluted
      calculation...........................................................................       55,769              51,303
                                                                                                 ========            ========
Per share amounts:
    Loss before extraordinary item and special preferred dividend
        Average.............................................................................         (.24)               (.73)
        Primary<F3>.........................................................................         (.23)               (.70)
        Fully diluted<F3>...................................................................         (.12)               (.45)
    Net loss
        Average.............................................................................         (.40)              (1.36)
        Primary<F3>.........................................................................         (.39)              (1.32)
        Fully diluted<F3>...................................................................         (.26)               (.99)

--------

<F1> Includes 5,744 shares for the three months and 5,640 shares for the nine months of Employee Preferred Stock which, except for a liquidation preference of $.01 per share and the right to elect a certain number of directors to the Board of Directors, is the functional equivalent of Common Stock.

<F2> Pursuant to an employee stock incentive plan (ESIP or the Plan), the
     Company is required to distribute additional shares of common stock and Employee Preferred Stock as a result of the distribution of additional shares following the effective date of the '95 Reorganization. No shares have as yet been distributed to employees under this provision and discussions are being held with union representatives to determine the appropriate number of shares to be distributed. The Company believes that, based on these discussions, no more than 950,000 additional shares will be distributed. Additionally, the ESIP provides that, beginning in 1997, employees may significantly increase their ownership, through grants or purchases, as set forth in the Plan. The earnings (loss) per share computations do not give any effect to the potential issuances of these shares.

<F3> As the effects of including the incremental shares associated with options and warrants and the assumed conversion of the 8% Preferred Stock are antidilutive, these amounts are not presented in the accompanying condensed statements of consolidated operations.